UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 27, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On July 27, 2005, the registrant issued the following press release announcing financial results for the second quarter and first six months of 2005:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS SECOND QUARTER RESULTS

Lincoln, RI - July 27, 2005 - A.T. Cross Company (AMEX: ATX) today announced financial results for the second quarter ended July 2, 2005.

Second Quarter Results

Net sales in the second quarter of 2005 were $29.0 million compared to $29.1 million in the second quarter of 2004. Global writing instrument and accessory revenue was $23.1 million, down 5%, compared to $24.3 million in the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a second quarter net sales increase of 24% to $5.9 million compared to $4.8 million in the prior year quarter.

Gross margin was 49.3% compared to 49.4% last year. Selling, general and administrative expenses were $13.8 million compared to $13.9 million in the year-ago period, reflecting a 4.4%, or $0.5 million, decline in writing instrument and accessory expense levels offset by increased selling and marketing costs at Costa Del Mar of $0.4 million.

On a reported basis, net loss for the second quarter was $0.5 million, or $0.03 per share, compared to a net loss of $0.9 million, or $0.06 per share, last year. On a comparable basis, which excludes unusual items, the net loss was $0.3 million, or $0.02 per share, compared to a net loss of $0.6 million, or $0.04 per share, for the prior year period. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable-basis (non-GAAP) results.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, stated, "We continued to make progress on our key initiatives in the second quarter. Specifically, as a result of our focused merchandising efforts, our U.S. national account business stabilized. We generated solid top-line growth in our Asian markets where the Cross brand is strong. We also controlled our expenses. Our strongest business segment by far in the second quarter was Costa Del Mar. By expanding into new markets and broadening its customer base, Costa Del Mar's top line grew 24%, which was its third consecutive quarter of double digit growth."

"Though we made progress in several areas of our business, the second quarter proved challenging for our writing instruments segment. We were up against a particularly tough comparison due to the launch of the Verve line last year. In 2005, our major launch, Apogee, will come in the third quarter. Additionally, sales in our EMEA markets were down from a year ago as a result of softer than anticipated consumer spending. Though these results offset our positive progress for the quarter, we believe that through continuous development of innovative products and efficient execution of our key initiatives we will improve the writing instruments business going forward."

Six-Month Results

Net sales of $58.6 million were essentially flat with the prior year. Consolidated net sales were favorably impacted by a $2.2 million sales increase at Costa Del Mar, but unfavorably impacted by a $2.0 million decline in the writing instrument and accessory business for the same period.

On a reported basis, net loss was $1.0 million, or $0.07 per share, compared to a net loss of $1.6 million, or $0.11 per share, in the same period last year. On a comparable basis, which excludes unusual items, the net loss was $0.7 million, or $0.05 per share, compared to a loss of $1.3 million, or $0.09 per share, for the prior year. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable-basis (non-GAAP) results.

Mr. Whalen concluded, "We are moving the Company forward and have used the second quarter to prepare for the upcoming peak holiday selling season. We have a number of new and innovative products to be launched in advance of the holiday period and are encouraged by the holiday programs we have secured thus far. We expect Costa Del Mar will continue on its impressive growth path, and are optimistic that our focused merchandising strategy and expense control initiatives will lead to continued improvement in 2005."

Conference Call

The Company's management will host a conference call tomorrow, July 28, 2005, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on July 28, 2005 through August 4, 2005 at 1-877-519-4471 or 973-341-3080, pin number 6252935.

Non-GAAP Measures

The table attached to this release contains comparable-basis (non-GAAP) measures of net loss and net loss per share that are included as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the stabilization of national accounts, the strength of the Asian markets, the impact of new writing instrument products, the anticipated performance of Costa Del Mar, the anticipated impact of sales during the peak holiday season, and the anticipated impact of the Company's expense control and new merchandising initiatives). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of foreign markets, consumers' reaction to the Company's existing and new writing instrument products, the continued expansion for Costa del Mar, and the impact of the Company's new merchandising efforts, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 27, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

	Net sales	$ 29,041	$ 29,115	$ 58,600	$ 58,387
	Cost of goods sold	14,720	14,722	29,427	28,274
	Gross Profit	14,321	14,393	29,173	30,113
	Selling, general and administrative expenses	13,791	13,940	27,957	28,741
	Service and distribution costs	630	782	1,428	1,551
	Research and development expenses	447	444	856	952
	Restructuring charges	286	383	502	1,523
	Operating Loss	(833)	(1,156)	(1,570)	(2,654)
	Interest and other (expense) income	(19)	(205)	(75)	210
	Loss from Operations Before Income Taxes	(852)	(1,361)	(1,645)	(2,444)
	Income tax benefit	(389)	(476)	(674)	(855)
	Net Loss	$ (463)	$ (885)	$ (971)	$ (1,589)

	Basic and diluted net loss per share	$(0.03)	$(0.06)	$(0.07)	$(0.11)

	Weighted average shares outstanding	14,705	15,004	14,736	14,991

		Three Months Ended		Six Months Ended
		July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
	Reconciliation of GAAP and "comparable-basis" net loss
and net loss per share
	GAAP net loss	$ (463)	$ (885)	$ (971)	$ (1,589)
	Adjustments, net of tax:
	Restructuring charges	169	249	296	990
	Property tax settlement	-	-	-	(704)
	Comparable-basis net loss	$ (294)	$ (636)	$ (675)	$ (1,303)

	Comparable-basis net loss per share	$ (0.02)	$ (0.04)	$ (0.05)	$ (0.09)

		Three Months Ended		Six Months Ended
		July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 23,077	$ 24,293	$ 48,009	$ 49,981
	Operating Loss	(2,086)	(2,082)	(3,306)	(3,795)
	Interest and Other (Expense) Income	(17)	(203)	(68)	210
	Loss from Operations Before Income Taxes	(2,103)	(2,285)	(3,374)	(3,585)

Segment Data:	Optical
	Net Sales	$ 5,964	$ 4,822	$ 10,591	$ 8,406
	Operating Income	1,253	926	1,736	1,141
	Interest and Other Expense	(2)	(2)	(7)	-
	Income from Operations Before Income Taxes	1,251	924	1,729	1,141

		Three Months Ended		Six Months Ended
		July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
	Writing Instruments & Accessories Sales Data:
	Americas	$ 11,151	$ 11,779	$ 21,718	$ 23,850
	Europe, Middle East and Africa	7,001	7,955	15,172	15,768
	Asia Pacific	4,129	3,919	9,643	9,141
	Other	796	640	1,476	1,222
	Total Net Sales	$ 23,077	$ 24,293	$ 48,009	$ 49,981

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	July 2, 2005	July 3, 2004
Assets
Cash, cash equivalents and short-term investments	$ 12,224	$ 15,264
Accounts receivable	21,036	21,923
Inventories	19,033	20,637
Deferred income taxes	5,385	4,469
Other current assets	9,737	8,023
Total Current Assets	67,415	70,316

Property, plant and equipment, net	22,743	24,632
Goodwill	7,288	7,408
Intangibles and other assets	5,234	5,146
Deferred income taxes	3,730	2,667

Total Assets	$ 106,410	$ 110,169

Liabilities and Shareholders' Equity
Line of credit	$ 3,400	$ 2,000
Current maturities of long-term debt	1,350	1,350
Retirement plan obligations	1,635	1,596
Other current liabilities	16,779	19,464
Total Current Liabilities	23,164	24,410

Retirement plan obligations	8,826	5,780
Long-term debt, less current maturities	4,837	6,188
Accrued warranty costs	1,646	1,952
Shareholders' equity	67,937	71,839

Total Liabilities and Shareholders' Equity	$ 106,410	$ 110,169

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-2Q-05

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: July 27, 2005	GARY S. SIMPSON (Gary S. Simpson) Corporate Controller Chief Accounting Officer